Exhibit 10.4

AMENDMENT NO. 3

TO THE

AMENDED AND RESTATED FOUNDRY AGREEMENT

DATED SEPTEMBER 28, 2006

THIS AMENDMENT NO. 3 (this “Amendment”) to the Amended and Restated Foundry Agreement entered into as of September 28, 2006, and as amended effective June 19, 2008, and as amended a second time effective December 31, 2008 (the “Agreement”), by and between Spansion, Inc., a Delaware corporation, Spansion Technology, Inc., a Delaware corporation, and Spansion LLC, a Delaware limited liability company, solely in their capacities as guarantors of Spansion’s obligations hereunder and under the Agreement (“Guarantors”), Spansion Japan Limited, a Japanese corporation (“Spansion”), and Fujitsu Limited, a Japanese corporation (“Fujitsu”), and assigned by Fujitsu to Fujitsu Microelectronics Limited, a Japanese corporation (“FML”), effective March 21, 2008, is made and entered into as of June 30, 2009 (the “Amendment Date”).

Whereas, Spansion and FML wish to further amend the Agreement.

Now, therefore, it is agreed that the Agreement shall be modified as follows:

1. Pursuant to Section 16.1.2 of the Agreement, Spansion and FML hereby agree that the Term of the Agreement shall be extended to June 26, 2011 (the “Agreement Term”).

2. Notwithstanding anything to the contrary set forth in Sections 2.6.1 through 2.6.6 of the Agreement, FML and Spansion hereby agree that the Subsequent Period Commitment and Subsequent Period Price for the second, third, and fourth Quarters of 2009, each Quarter of 2010, and the first and second Quarters of 2011, are as defined in Exhibit K attached to this Amendment. Spansion and FML further agree that except as otherwise expressly provided in Exhibit K, the Subsequent Period Remedies for the second, third, and fourth Quarters of 2009, each Quarter of 2010, and the first and second Quarters of 2011, shall remain as set forth in Sections 2.2 and 2.3 and Exhibit J of the Agreement.

3. FML and Spansion hereby acknowledge that any commitment by FML contained in this Amendment will be conditioned upon that FML and its Affiliates may continue to purchase flash memory products from Spansion and to market, sell or otherwise distribute such products through the end of the Agreement Term, similarly as FML and its Affiliates do as of the Amendment Date. If Spansion (a) agrees in writing to amend the agreement between Spansion and FML or its Affiliates with respect to such purchase, marketing, sales or distribution of the flash memory products such that Spansion will no longer undertake to supply such products to FML and its Affiliates pursuant thereto, or (b) ceases to have the capacity to supply such products to FML and its Affiliates on account of its dissolution or liquidation or any other equivalent event that substantially and adversely affects such capacity of Spansion, and it is so detemined that one of the

Guarantors may sell or distribute such products directly to FML or its Affiliates, FML may, through discussion with Spansion and the Guarantors, (i) shorten the payment terms in the Agreement and/or (ii) transact directly with the Guarantors for the foundry wafer business as contemplated in the Agreement and this Amendment. However, in the event FML shortens the payment terms in the Agreement pursuant to this provision to shorter than the then-current payment terms in the Amended and Restated Distribution Agreement, dated December 21, 2005, and as amended effective October 1, 2007, September 30, 2008, January 15, 2009, February 23, 2009, and April 23, 2009, originally entered into between Spansion, Inc. and Fujitsu, and succeeded to by FML (the “Distribution Agreement”), FML hereby agrees that the Guarantors shall have the right to shorten the payment terms under the Distribution Agreement to the same level with such shorter terms set by FML for the Agreement.

4. All capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Agreement.

5. All terms and conditions of the Agreement not specifically modified by this Amendment shall remain unchanged and in full force and effect. In particular, the following standard operating procedures will continue to be effective and followed by Spansion and FML:

a.	Spansion shall provide FML with the Wafer Demand Plan at least fifty-five (55) days prior to the commencement of each Quarter, as provided in Section 5.2 of the Agreement.

b.	Upon acceptance of a QBP by FML, Spansion may not request any changes to such accepted QBP unless otherwise expressly permitted under Section 5.4 of the Agreement, provided that, any request by Spansion to change ten percent (10%) or more of the product mix by technology family as set in the accepted QBP will not be considered as reasonable and FML shall have the right to decline such request.

6. FML and Spansion acknowledge and agree that the role of Spansion, Inc., Spansion Technology, Inc., and Spansion LLC as guarantors of Spansion’s obligations hereunder shall apply only to Wafers delivered pursuant to valid Spansion purchase orders approved by one of the Guarantors. Furthermore, FML and Spansion acknowledge that any payment made by such one of the Guarantors to FML on behalf of Spansion pursuant to the roles of Spansion, Inc., Spansion Technology, Inc., and Spansion LLC as guarantors of Spansion’s payment obligations hereunder shall relieve the Guarantors of (i) any liability to Spansion to the extent of such payment, and (ii) any other payment obligation to FML pursuant to the role of the Guarantors as guarantors of Spansion’s obligations hereunder.

7. This Amendment shall become effective as of the Amendment Date, subject to (i) approval by the Boards of Directors or Trustee of the respective Parties, (ii) approval by the Tokyo District Court in connection with the corporate reorganization proceeding of Spansion, if required, (iii) approval by the applicable Spansion, Inc.

creditors in connection with the corporate reorganization proceeding of Spansion, Inc., if required, and (iv) the effective execution of an agreement between Spansion LLC and Spansion concerning the foundry products to be purchased by Spansion from FML and sold in turn to Spansion LLC.

This Amendment shall be deemed a part of and construed in accordance with the Agreement. This Amendment may be executed in counterparts.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly signed and executed on the date and year first above written.

FUJITSU MICROELECTRONICS LIMITED

By:	/s/ Makoto Goto

Name:	Makoto Goto

Title:	Corporate Vice President

SPANSION, INC.

By:	/s/ John Kispert

Name:	John Kispert

Title:	President and CEO

SPANSION TECHNOLOGY, INC.

By:	/s/ John Kispert

Name:	John Kispert

Title:	President and CEO

SPANSION LLC

By:	/s/ John Kispert

Name:	John Kispert

Title:	President and CEO

SPANSION JAPAN LIMITED

By:	/s/ Masao Taguchi

Name:	Masao Taguchi

Title:	Trustee

EXHIBIT K

Subsequent Period Commitment for the second, third, and fourth Quarters of 2009, each of the Quarters of 2010, and the first and second Quarters of 2011

2Q2009	3Q2009	4Q2009	1Q2010	2Q2010	3Q2010	4Q2010	1Q2011	2Q2011
24,000	35,000	35,000	27,000	15,000	15,000	15,000	6,000	6,000

Subsequent Period Price

Wafer Price for the second, third, and fourth Quarters of 2009 shall be 45,000 Japanese Yen. Wafer Price for each Quarter of 2010 shall be 47,000 Japanese Yen. Wafer Price for the first and second Quarters of 2011 shall be 57,000 Japanese Yen.